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                                                                    EXHIBIT 99.1

                        D & K HEALTHCARE RESOURCES, INC.


FOR IMMEDIATE RELEASE


       D&K HEALTHCARE RESOURCES EXPECTS TO HAVE NEW CREDIT FACILITY OF AT
                  LEAST $500 MILLION IN PLACE BY APRIL 30, 2003

- COMPANY TO RECOGNIZE ONE-TIME COSTS ASSOCIATED WITH TERMINATING EXISTING SECURITIZATION FACILITY
- CONFIRMS EARNINGS GUIDANCE FOR FISCAL 2003 Q3 AND FULL-YEAR, EXCLUDING ONE-TIME COSTS
- OUTLOOK FOR CONTINUED MODERATION IN GROWTH IN THE INDEPENDENT AND REGIONAL PHARMACY CLASS OF TRADE
- UPDATE ON SHARE REPURCHASE ACTIVITY

St. Louis, Missouri -- March 4, 2003 -- D&K Healthcare Resources, Inc. (NASDAQ:
DKWD) today announced that it expects to have a new credit facility of at least $500 million in place by April 30, 2003. Upon entering into the new credit facility the company will recognize one-time costs associated with terminating the existing accounts receivable securitization program. Management currently expects these one-time costs to be in the range of $1.8 to $2.2 million pretax, $1.1 to $1.3 million net of tax, or $0.07 to $0.09 per diluted share.

Speaking at the Lehman Brothers Global Healthcare Conference today, company management confirmed that diluted EPS for the third quarter of fiscal 2003 are expected to be in the range of $0.31 to $0.36, excluding one-time costs. Full-year fiscal 2003 diluted EPS are expected to be in the range of $0.97 to $1.05, before the cumulative effect of an accounting change related to the adoption of SFAS 142 and one-time costs. One-time costs associated with terminating the existing securitization facility will be recognized in the quarter in which the company enters into the new credit facility.

"While sales growth in the independent and regional pharmacy trade class continues to reflect slower industry growth trends, we remain confident in the earnings expectations we set for the third quarter and full-year," said J. Hord Armstrong, III, chairman and chief executive officer of D&K Healthcare Resources. "Furthermore, we now expect to have our new credit facility in place by April 30th. This credit facility will replace our existing debt facilities and provide us with significantly enhanced capacity and flexibility to grow our business."

The company originally expected to have the new credit facility in place by June 30, 2003. Existing debt facilities currently include a $230 million revolving bank line of credit and a $200 million accounts receivable securitization program. The final amount of one-time costs associated with terminating the existing accounts receivable securitization facility will depend on the timing of completion of the new credit facility and the level of interest rates at that time. The completion of this transaction is subject to terms and conditions typical of such arrangements.

D&K Healthcare management believes that sales growth in the independent and regional


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pharmacy class of trade will continue to moderate through fiscal 2003. The outlook for continued moderation in sales growth reflects both pharmacy sector conditions and company performance to-date.

Company management noted that D&K Healthcare has repurchased 280,000 shares of its common stock this fiscal year (through February 28, 2003) under its one million-share repurchase authorization announced in September 2002.

COMPANY DESCRIPTION
D&K Healthcare Resources, Inc., which had sales of over $2 billion in fiscal 2002, is a leading wholesale distributor of pharmaceutical, healthcare and beauty aid products. Headquartered in St. Louis, the company serves independent and regional pharmacy customers in 24 states primarily in the Midwest, Upper Midwest and South, as well as national pharmacy chains, from six distribution facilities located in Missouri, Florida, Kentucky (2), Minnesota and South Dakota. In addition, D&K Healthcare offers a variety of value-added services including inventory management, cost containment services, information technology systems and specialized marketing programs. The company also owns a 70 percent equity interest in Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing organization based in Boulder, CO. More information about D&K Healthcare may be found on the company's corporate Internet web site at www.dkwd.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the availability of investment purchasing opportunities, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturer's pricing or distribution policies or practices, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
Molly R. Salky, VP Investor Relations
D&K Healthcare Resources, Inc.
314.290.2671

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